PROMISSORY NOTE

March 14, 2008

In consideration of a letter agreement between Force Energy Corp. to G2 Petroleum, LLC, dated March 11, 2008, executed and accepted by G2 Petroleum, LLC, on March 14, 2008, Force Energy Corp. promises to pay G2 Petroleum, LLC, on or before April 30, 2008, the amount of Fifty Thousand Dollars ($50,000) in the lawful money of the United States of America, without interest

Time shall be of the essence of this note.

This note shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

Force Energy Corp.

per ___________________________
Rahim Rayani, Director & CEO